Exhibit 99.1

September 15, 2014

My fellow shareholders,

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) is pleased to announce that the Company has declared its 59th consecutive dividend to be paid on or before September 15, 2014 to shareholders of record as of August 31, 2014. Your dividend check for 25 cents per share is enclosed.

We continue to leverage our proven capabilities and build brand awareness for our accountants’ and lawyers’ professional liability insurance programs. Our broad, web-based platform enables us to deliver a customer experience designed specifically for solo practitioners, CPAs and small accounting firms.

In the five years since we launched Protexure Accountants, we have made meaningful progress through a combination of hard work, talent and experience. We look to you as shareholders to help us build on this momentum. As you will note in the attached letter from Kyle Nieman, our streamlined technology-driven program is innovative in the industry – and one that just might be right for the needs of your small firm.

If you have not explored our offering, now is the time to do so. Visit www.protexureaccountants.com for a quick quote, online application, short-form policy renewal or access to our policyholder risk management hotline. Obtaining comprehensive coverage online is easy, fast, secure and paperless.

For questions or more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com

Shareholder inquiries and requests for change of mailing or email address, transfer, name change, or redemption of shares should be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd.—Shareholder Services, c/o Cedar Management Limited, P.O. Box HM 1601, Hamilton HM GX, Bermuda. Tel: 800-422-8141/Fax: 441- 295-1702; email: amerinst@cedar.bm

Sincerely,

Irvin F. Diamond, CPA

Chairman

This Chairman’s Letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements, as well as specific statements regarding (i) our ability to continue meeting our obligations to policyholders and shareholders, (ii) the progress and high percentage of policy renewals with our accountants’ and lawyers’ professional liability programs, (iii) our ability to maintain our A.M. Best Co. rating at or above its current level, and (iv) our ability to declare and pay dividends to our shareholders in the future. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause actual results to differ materially include difficult economic conditions and unexpected changes in insurance laws and regulations. Additional risk factors related to AmerInst and an investment in our common stock are contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2013. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.